Exhibit 10(n)
                                                              -------------


                                AGREEMENT BETWEEN
                       ELECTRONIC DATA SYSTEMS CORPORATION
                                       AND
                                GARY J. FERNANDES


         This Agreement between EDS (hereinafter defined), and Gary J. Fernandes ("Executive") is entered into on the Effective Date (hereinafter defined).


                                   I. RECITALS

1. Executive has been employed as an executive of EDS and in such capacity has obtained trade secrets, and highly confidential business, technological, customer, and strategic information, as well as business and other information relating to the internal affairs of EDS.

2. Executive desires to retire from EDS. In conjunction with Executive's desire, and pursuant to the terms hereof, Executive will receive substantial compensation and other benefits from EDS that otherwise would not be available to him.

3. It is the desire of both parties that the remainder of Executive's employment at EDS, and his subsequent retirement from EDS, be conducted in an amicable manner and without undue prejudice to either party.

4. During his tenure at EDS, Executive has been entrusted with, acquired, or developed substantial knowledge and expertise of a special nature relating to the business, financial and functional areas of EDS, as well as information and knowledge concerning EDS' internal business affairs.

5. As set forth below, EDS is providing the Executive benefits of substantial value under the Agreement, and Executive agrees to be strictly bound by the terms hereof.

         THEREFORE, in order to set forth the terms, conditions and covenants upon which the parties have agreed, EDS and Executive agree as follows:


                            II. CERTAIN DEFINITIONS.

1. "EDS" shall mean Electronic Data Systems Corporation, a Delaware corporation, and all of its direct and indirect subsidiaries and affiliated entities and successors and assigns thereof.

2. "EDS Information" shall mean all business information, financial information, technological information, intellectual property, trade secrets, and customer information belonging to EDS or relating to EDS' internal affairs, or information relating to its business, technology and customers which is not available to the general public.


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3. The term  "Participate"  shall  mean  lending  one's  name  to,  acting  as a consultant or advisor to, being retained or employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee or otherwise (other than by ownership of less than two percent of the stock of a publicly-held corporation).

4. Subject to the approval of the EDS Board of Directors and/or the Compensation and Benefits Committee of the EDS Board of Directors, the term "Effective Date" shall be the later of December 1, 1998, or the date seven days after Executive signs the Agreement on the signature page below. Absent the approval of the EDS Board of Directors and/or the Compensation and Benefits Committee of the EDS Board of Directors, this Agreement shall be null and void and of no force and/or effect.


                                   III. TERMS

1. Change of Status and Subsequent Termination of Employment. Pursuant to his request, as of December 31, 1998, Executive shall resign from all positions held by him at EDS as an officer, director, and/or employee. On January 1, 1999, Executive will retire from EDS. Executive shall have the right to review and approve, prior to publication, any press releases that are issued by EDS to announce Executive's retirement from EDS. However, Executive acknowledges he shall not have the right to unreasonably withhold his approval regarding any such press releases. From January 1, 1999 until December 31, 2000, Executive agrees he shall act as a consultant and provide EDS with advice, information, guidance, and assistance as reasonably requested.

2. Non-Competition and Other Conduct. Executive acknowledges and agrees that under the terms and provisions of this Agreement, and in consideration for compliance with the terms, conditions and covenants hereunder, he will receive benefits from EDS that would not otherwise be available to him, and that such benefits are substantial and material. Executive further acknowledges and agrees that in the course of his employment with EDS he has been entrusted with, and been privy to, sensitive, privileged and confidential EDS Information, and as an executive of EDS has participated in the legal affairs, management, strategic planning and development of the business and services of EDS, the analysis of the needs and requirements of EDS' customers, and other similar matters that, if discussed, communicated, or disclosed to third parties or used in competition with EDS, would be highly detrimental to EDS. In addition, Executive has been entrusted with, and has obtained, EDS Information. Accordingly, Executive agrees to the following provisions and covenants:

         2.1 Non-Competition and Other Restrictions. For the period of time that Executive is receiving cash or stock benefits pursuant to Subsection 4 hereof or for two years following Executive's resignation from EDS, whichever is longer, Executive will not (without EDS' express written waiver), directly or indirectly, engage in the following conduct:

          a. Participate in any activities as or for a competitor of EDS (i) which are the same or similar to the duties performed by Executive at any time during the 12-month period preceding his separation from EDS; or (ii) which involve

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               the use of any EDS  Information  which  Executive  has  received, obtained or acquired during, or as a consequence of, his employment with EDS;

          b. Participate in the direction of the business, affairs or policies of a competitor of EDS, whether by way of serving in a position as a director or senior executive or by way of the exercise or potential exercise of voting power of securities of such competitor (other than by ownership of less than two percent of the stock of a publicly-held corporation);

          c. Become employed by or act as a consultant or advisor to any current EDS customer or become employed by or act as a consultant or advisor to any prospective EDS customer (for purposes of this subparagraph (c), prospective EDS customer shall mean any person or entity with whom EDS is at the time actively negotiating a contract). Despite the foregoing, this subparagraph (c) shall not prohibit Executive from continuing to be employed by or continuing to act as a consultant or advisor to any person or entity that was not an EDS customer or prospective EDS customer at the time Executive became employed by or began acting as a consultant or advisor to such person or entity.

          d. Participate in the inducement of or otherwise encourage EDS employees, customers, or vendors to breach, modify, or terminate any agreement or relationship they may have with EDS;

          e. Participate voluntarily with or provide assistance or information to any person or entity that is involved in (i) negotiations with EDS involving a contract or services to be rendered by EDS; or
               (ii) a potential or existing business or legal dispute with EDS, including, but not limited to, litigation, except as may otherwise be required by law;

          f. Hire, attempt to hire or assist any other person or entity in hiring or attempting to hire any person who was an EDS employee within the preceding six-month period;

          g. Solicit, divert, or take away, in competition with EDS, the business or patronage of any current EDS customer or any prospective EDS customer (for purposes of this subparagraph (g), prospective EDS customer shall mean any person or entity with whom EDS is at the time actively negotiating a contract). Despite the foregoing, this subparagraph (g) shall not prohibit Executive from continuing to provide services to any person or entity that was not in competition with EDS at the time Executive began providing services to such person or entity.

With regard to the prohibitions contained in Subsections 2.1(a), (b), and (c) of
Section III of this Agreement, EDS agrees it shall exercise good faith in considering Executive's requests for written waivers, and EDS agrees that its decisions in that regard shall be reasonable and based on rational

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business  concerns and/or  judgment.  In the event Executive wishes to request a waiver of any provision of this Subsection 2.1, he shall do so in writing addressed to the Vice President & General Counsel of EDS. Upon receipt of a written request from Executive for a waiver, EDS shall respond in writing within five (5) business days of receipt of the request.

         2.2 Other Conduct. Executive will not discuss, disclose, communicate, or use for any purpose any EDS Information. (By way of example and not by way of limitation, absent written approval from EDS, Executive shall not publish any books or articles related to EDS Information and shall not grant interviews and/or make public appearances regarding his employment at EDS). Except for any interviews and/or written statements EDS may request Executive to participate in and/or provide that are associated with his retirement from EDS, Executive agrees that absent written approval by EDS, he shall make no public statements nor publish in any form any information related to his retirement and/or pending retirement from EDS. Executive further agrees he will not commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of EDS, including disparaging or embarrassing EDS or its officers, directors, agents, attorneys and other personnel, or discussing EDS Information with any third parties. However, Subsection 2.2 shall not prohibit Executive from communicating to third parties general information about his duties and responsibilities while employed by EDS, general information about EDS that is available to the general public, and general information about the positions he held while employed by EDS. No later than December 31, 1998, Executive shall return to EDS all EDS property and documents and other tangible items of or containing EDS Information which are in Executive's possession, custody or control. EDS and Executive acknowledge that the terms of this Subsection 2.2 shall not preclude Executive from providing truthful testimony if mandated by subpoena or court order to do so. EDS further agrees that Executive's providing truthful testimony pursuant to subpoena or court order shall not constitute a violation and/or breach of this Agreement.

         2.3 Remedies. If the scope of any provision contained in Subsection 2 of Section III of this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be reformed and/or modified to exclude the unenforceable language, and enforced as reformed or modified to the maximum extent permitted by law, in any proceedings brought to enforce such provision. Subject to the provisions of the foregoing sentence, whenever possible, each provision of Subsection 2 of Section III of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of the Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of the Agreement. Executive understands and agrees that EDS would be irreparably damaged in the event that the provisions of Subsection 2 of
Section III of this Agreement are violated. Accordingly, and subject to the notice requirements in Subsection 14 of Section III of this Agreement, if applicable, Executive agrees that EDS shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction or injunctions to redress breaches of the Agreement and to specifically enforce the terms and provisions hereof. In the event of litigation pursuant to Subsection 2 of Section III of this Agreement, the prevailing party shall be entitled to recover its attorney's fees from the other party.


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3. Cooperation. Executive covenants and agrees that from and after the Effective
Date, he will cooperate fully with EDS, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such
disputes  or  proceedings   that  may  exist,  be  anticipated,   or  threatened
("Proceedings") related to EDS business during the period of Executive's employment with EDS. Executive further covenants and agrees that he will cooperate fully with EDS, its officers, employees, agents, affiliates and attorneys on any other matter ("Matters") related to EDS business during the period of Executive's employment with EDS. Executive also covenants and agrees he will cooperate fully with EDS, its officers, employees, agents, affiliates and attorneys in responding to any form of media inquiry or in making any form of public comment related to his employment at EDS, including, but not limited to, his retirement or pending retirement from EDS.

Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by EDS, and shall be within the knowledge of Executive. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Executive's residence. In the event Executive is made aware of any issue or matter related to EDS, is asked by a third party to provide information regarding EDS, or is called other than by EDS as a witness to testify in any matter related to EDS, Executive will notify EDS within three (3) business days in order to give EDS a reasonable opportunity to respond and/or participate in such Proceeding/Matter. EDS shall provide Executive with reasonable, under the circumstances, notice of the need for his cooperation and shall reasonably attempt to accommodate his schedule.

4. Compensation, Benefits and Other Consideration to be Received by Executive. Following the Effective Date of the Agreement and subject to Executive's ongoing compliance with the terms, conditions, and covenants in this Agreement (but subject to the limitations of Paragraph 14 of Section III), Executive shall be entitled to the following compensation, benefits and other consideration to be paid or conveyed pursuant to the terms, conditions and covenants in this Agreement, as set forth below:

     a. Executive's current salary ($500,000.00 per annum), which will be paid semi-monthly, and other benefits, including (by way of example and not by way of limitation) health and dental benefits provided to other EDS executives, will be continued through December 31, 1998.

     b. From January 1, 1999 until December 31, 2000, Executive shall receive from EDS twenty-four (24) monthly payments in the amount of $41,667.00, which combined shall total $1,000,008.00. Executive agrees to pay all federal, state and local taxes associated with such payments. Such monthly payments shall be made to Executive on or before the tenth of each month.

     c. In January of 1999, Executive will receive a residual bonus in the amount of $143,750.00, less all applicable deductions.


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     d.   The  shares  of EDS  common  stock  awarded  to  Executive  under  the provisions of the 1984 Electronic Data Systems Corporation Stock Incentive Plan (SIP), which was restated in its entirety as set forth in the 1996 Incentive Plan of Electronic Data Systems Corporation (1996 Incentive Plan). Such shares are scheduled for vesting in the years 1999 through 2008 (414,000 shares in the aggregate), and shall vest according to the following schedule:


                                          1994          1997
             Dates of                   Agreement     Agreement
             Vesting                     Shares         Shares      Total Shares
             --------                --------------    ---------    ------------

             March of 1999               12,000         25,000         37,000

             March of 2000               12,000         25,000         37,000

             March of 2001               12,000         25,000         37,000

             March of 2002               12,000         25,000         37,000

             March of 2003               12,000         25,000         37,000

             March of 2004               12,000         25,000         37,000

             March of 2005               12,000         25,000         37,000

             March of 2006                  0           25,000         25,000

             March of 2007                  0           50,000*        50,000

             March of 2008                  0              0              0

             August of 2008              80,000            0           80,000

             TOTAL                                                    414,000


          *The 50,000 shares of stock scheduled for vesting in March of 2007 consist of 25,000 shares that did not vest in March of 1998. Executive shall vest in the 25,000 shares of stock tentatively scheduled for vesting in March of 1998 at the same time as other similarly situated EDS officers vest in such



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          shares.  However, Executive shall vest in such  shares  no  later than
          March of 2007.

          e.   The  above-referenced  shares  shall  vest  pursuant  to  and  in accordance with the terms of the SIP as restated as the 1996 Incentive Plan and the individual agreements with the Executive awarding such shares, excluding the performance objective contingency contained in Paragraph 2(a)(i) and the contingencies/restrictions contained in Paragraphs 3(c), 3(e) and 3(g) of Executive's Restricted Stock Unit Agreement dated May 2, 1994 (1994 Agreement), and further excluding the performance objective contingency contained in Paragraph 2(a) and the contingencies contained in Paragraphs 2(b), 3(a), 3(b), 3(c), 3(d), the provisions of Paragraph 2(c) unless the Compensation and Benefits Committee (Committee) of the EDS Board of Directors (Board) exercises its discretion to accelerate the vesting of the shares, and the 24-month sales restriction set forth in Paragraph 4 of Executive's 1996 Incentive Plan Restricted Stock Unit Agreement dated January 3, 1997 (1997 Agreement). The parties recognize and affirm that this Agreement constitutes an agreement of the Committee and/or Board acting pursuant to the terms of the SIP and the 1996 Incentive Plan to vest all shares as provided herein, which vesting schedule is authorized in Section 6(b) of the 1996 Incentive Plan, Paragraph 3(f) of the 1994 Agreement, and Paragraph 2(c) of the 1997 Agreement.

          f. The option shares of EDS common stock awarded to Executive under the provisions of the 1996 Incentive Plan Nonqualified Stock Option Agreement dated December 17, 1996 (1996 Incentive Plan Nonqualified Agreement) (500,000 shares in the aggregate), shall become exercisable pursuant to and in accordance with the 1996 Incentive Plan and the 1996 Incentive Plan Nonqualified Agreement awarding such option shares, excluding the contingencies contained in Paragraph 3 of the 1996 Incentive Plan Nonqualified Agreement. Additionally, and irrespective of the language contained in Paragraph 5 of the 1996 Incentive Plan Nonqualified Agreement, Executive shall be permitted to change the beneficiary designation after terminating his employment.

          g. Subject to and limited by the express terms of the respective controlling plan documents, commencing January 1, 1999, Executive's retirement benefits under the EDS Retirement Plan, the EDS Benefit Restoration Plan and a supplemental executive retirement benefit shall be paid in the annual amounts as stated herein: (1) Executive shall be paid an annual single life annuity payment from the EDS Retirement Plan equal to $59,189.28, or its actuarial equivalent; (2) Executive shall be paid an annual single life annuity payment from the EDS Benefit Restoration Plan equal to $208,425.00 or the actuarial equivalent thereof, and;
               (3) Executive shall be paid an annual single life annuity supplemental executive retirement benefit payment in the amount of $159,303.36, or the actuarial equivalent. The total of such annual payments when calculated as a single life annuity shall not be less than $426,917.64. Such payments shall be made in the manner and method as provided by the controlling plan and payable to the Executive or the Executive's beneficiary in accordance with the express terms and conditions of the controlling plan documents.


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               For  purposes of this agreement the term  "actuarial  equivalent"
               shall have the same meaning as designated by the EDS Retirement Plan at the time benefits commence.

The foregoing compensation, benefits and other consideration to be received by Executive constitute his sole and exclusive rights to any payments or benefits from EDS, and Executive shall receive no consideration or benefits other than those expressly granted herein, except for benefits to which he is entitled under any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and the EDS 401(k) Plan (cumulatively referred to as "Qualified Plans") and pursuant to COBRA.

5. Change In Control. In the event EDS experiences a change in control (as defined in Appendix "A") at anytime prior to August 1, 2008, sixty (60) days thereafter, Executive shall be provided with immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to each and every stock option, restricted stock award, restricted stock unit award, and other equity-based award that is then outstanding, including, but not limited to, the stock referred to in Subsection 4 of Section III of this Agreement.

6. Indemnification of Executive. EDS agrees to indemnify Executive pursuant to the terms of the Indemnification Agreement dated March 12, 1996.

7. Effect of Executive's Death. In the event of Executive's death, his estate shall receive, if not already delivered, the compensation, benefits, and other consideration set forth in Subsection 4 of Section III of this Agreement. Benefits payable under any Qualified Plan and the EDS Benefits Restoration Plan shall be paid in such form and to such beneficiary as elected by Executive in accordance with the terms of the respective plans. The supplemental executive retirement benefit payable hereunder shall be paid in such form and to such beneficiary as elected under the EDS Retirement Plan.

8. Complete Release. It is understood and agreed by the parties that except as specifically set forth in this Agreement, EDS shall not be required to pay any amount or provide any benefit to Executive. As of the Effective Date of this Agreement, Executive hereby releases EDS, and the employees, agents, attorneys, officers and directors of EDS, from all claims or demands Executive may have based on Executive's employment with EDS or the termination of that employment. As of the Effective Date of this Agreement, Executive also releases EDS, and the employees, agents, attorneys, officers and directors of EDS, from all other claims, contracts or causes of action of any nature whatsoever, that he has or may have, whether accrued or contingent, and whether known or unknown. Such release includes, but is not limited to, a release of any rights or claims Executive may have under the Change of Control Employment Agreement dated June 26, 1996; the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Executive of any claims for wrongful discharge or workplace torts.


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This release  agreement does not include a release of (i) Executive's  right, if any, to pension, retiree health or similar benefits under EDS' standard retirement program, (ii) any rights or claims that Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs this Agreement, or (iii) any rights or claims Executive may have pursuant to the terms of this Agreement or any EDS Plan subject to the Employment Retirement Income Security Act of 1974.

9. Period for Review and Consideration of Agreement. Executive understands he has been given a period of 21 days to review and consider this Agreement before signing it. Executive further understands he may use as much of the 21 day period as he wishes prior to signing.

10. Encouragement to Consult with Attorney. Executive acknowledges he was encouraged to and did consult with an attorney before signing this Agreement.

11. Employee's Right to Revoke Agreement. Executive may revoke this Agreement within seven days of signing it. Revocation can be made by delivering a written notice of revocation to EDS. For the revocation to be effective, written notice must be received by EDS no later than the close of business on the seventh day after Executive signs the Agreement. If Executive revokes the Agreement, it shall not be effective or enforceable and Executive will not receive the benefits described in Subsection 4 of Section III or any other payments or benefits from EDS, except those to which he otherwise is entitled to by law.

12. Amendments. This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and a corporate officer of EDS.

13. Entire Agreement. This Agreement, in conjunction with the Restricted Stock Unit Agreement dated May 2, 1994, the Restricted Stock Unit Agreement dated January 3, 1997, the Nonqualified Stock Option Agreement dated December 17, 1996, the Indemnification Agreement dated March 12, 1996, and the EDS 1998 Supplemental Executive Retirement Plan, which are incorporated herein by reference, constitute the entire agreement of the parties, and supersede and prevail over all other prior agreements, understandings or representations by or between the parties, whether oral or written, including, but not limited to, the Change of Control Employment Agreement (which Executive acknowledges is terminated and of no further force and/or effect), with respect to Executive's employment with EDS and the subject matters herein. However, the parties to this Agreement expressly acknowledge that the provisions of this Paragraph will not modify and/or limit Executive's entitlement to benefits pursuant to any EDS plan qualified under Section 401(a) of the Internal Revenue Code, including the EDS Retirement Plan and the EDS 401(k) Plan. To the extent provisions in this Agreement directly conflict with provisions in the above-referenced Agreements, the provisions in this Agreement shall control.


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14. Discharge of EDS Upon Executive's Breach. If Executive  materially violates, or materially fails to comply with the terms, conditions or covenants herein, and does not cure such violation within 30 days after being given written notice of such violation (it is expressly agreed to by the parties that such opportunity to cure shall not exist with regard to the conduct described in Paragraph 2.2 of Section III of this Agreement), EDS, in addition to having its other legal and equitable remedies, is discharged and released from all its obligations under this Agreement, including, but not limited to, all obligations to provide any unpaid or unconveyed salary, benefits, stock benefits, or remuneration described in Subsection 4 of Section III of this Agreement.

15. Confidentiality. Executive and EDS agree that the terms of this Agreement shall be kept strictly confidential, except as may be required by law, or, in the case of EDS, for internal business purposes. Executive may disclose such information to his spouse, to individuals retained by him to provide advice/guidance on personal financial and/or legal matters, to individuals retained by him to provide administrative assistance, or as may be required by a financial institution for business reasons (but in all such instances only if Executive shall have first obtained from such individuals and/or institutions their written agreement to maintain the confidentiality of such information).

16. Governing Law. Except as otherwise expressly provided herein, this Agreement and its enforceability shall be governed by and construed in accordance with the substantive law of the State of Texas. Any dispute or conflict arising out of or relating to the Agreement, except for an action brought by EDS pursuant to Subsection 2.1 above, must be brought in a court of competent jurisdiction located in Collin County, Texas.

17. Notices. All notices and other communications hereunder shall be in writing and shall be given by telecopy or facsimile transmission at the telecommunications number set forth below, by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows and shall be effective upon receipt:

                  If to Executive:

                  Gary J. Fernandes
                  [address on file with the Company]

                  If to EDS:

                  Telecommunications Number:  (972) 604-3454
                  5400 Legacy Drive H3-1E-54
                  Plano, Texas 75024
                  Attention:  Bill Moore
                              Director, Corporate Compensation


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                  With a copy to:
                  Telecommunications Number (972) 605-0791
                  5400 Legacy Drive H3-3D-05
                  Plano, Texas 75024
                  Attention:  Nick Linn
                              Manager, Labor & Employment Litigation


         EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

         PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be binding and enforceable on the Effective Date.


EXECUTIVE:                                   EDS:

/s/ Gary J. Fernandes                        /s/ Lester M. Alberthal, Jr.
---------------------------------            ---------------------------------
Gary J. Fernandes                            By:   Lester M. Alberthal, Jr.
                                                   Chairman of the Board and
                                                   Chief Executive Officer

Dated: as of 12/1/98                              Dated: as of 12/1/98




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